Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 11, 2013 on the financial statements of Charger Minerals Corporation as of June 30, 2013 and 2012, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended June 30, 2013 and 2012, and from April 15, 2011 (inception) to June 30, 2013, included herein on the registration statement of Charger Minerals Corporation on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
November 11, 2013